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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 27, 2001

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)
800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 612-330-5500

Northern States Power Company

(Former name or former address, if changed since last report)

Item 5. Other Events

    On Feb. 27, 2001, Xcel Energy Inc. reached an agreement in principle to sell all of its equity investment in Yorkshire Power, except for an overall remaining interest of approximately 5 percent. Yorkshire Power is a joint venture, equally owned by a subsidiary of Xcel Energy and subsidiaries of American Electric Power Company, which holds the outstanding shares of Yorkshire Electric, a U.K. regional electricity company. Xcel is retaining an interest to comply with pooling-of-interests accounting requirements associated with the merger of Northern States Power and New Century Energies in August 2000. The sale is subject to approval by the purchaser's shareholders and is expected to close in late March or early April 2001. Proceeds will be used by Xcel Energy to pay down short-term debt and eliminate an equity issuance planned for the second-half of 2001.

    For more information, see the press release attached as exhibit 99.01.

Exhibit No.	Description

99.01	Press Release dated February 27, 2001

Forward Looking Statements

    This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "outlook," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy's nonregulated businesses compared with Xcel Energy's regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.04 to Xcel Energy's report on Form 8-K filed Aug. 21, 2000.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)
By	/s/ DAVID E. RIPKA David E. Ripka Vice President and Controller

February 28, 2001

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SIGNATURES